UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                               ARM Holdings Plc.
                        ---------------------------------
                                (Name of issuer)

                                 Ordinary Shares
                       ---------------------------------
                         (Title of class of securities)

                                    042068106
                       ---------------------------------
                                 (CUSIP number)

                                December 31, 2001
                        ---------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                |_| Rule 13d-1 (b)
                                |X| Rule 13d-1 (c)
                                |_| Rule 13d-1 (d)

---------------------- ------------------------ --------------------------------
CUSIP No. 042068106             13G/A                   Page 2 of 11 Pages
---------------------- ------------------------ --------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deutsche Bank AG
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                   (b) |_|
     |-|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    3,814,557
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      39,274,574
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      3,814,557
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      40,958,366
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,772,923*
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.4%**
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, BK, CO
---- ---------------------------------------------------------------------------

----------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage are the precentages of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

---------------------- ------------------------ --------------------------------
CUSIP No. 042068106             13G/A                   Page 3 of 11 Pages
---------------------- ------------------------ --------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deutsche Asset Management Group Limited
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                   (b) |_|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     England and Wales
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      36,692,588
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      38,376,380
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,376,380*
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.8%**
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON


     HC, IA
---- ---------------------------------------------------------------------------

----------------

* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the precentage of securities reported by Deutsche Asset Management Limited on the following cover page.

---------------------- ------------------------ --------------------------------
CUSIP No. 04206810              13G/A                   Page 4 of 11 Pages
---------------------- ------------------------ --------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deutsche Asset Management Limited
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                   (b) |_|
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     England and Wales
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
                                       0
                               ------- -----------------------------------------
BENEFICIALLY OWNED BY                  SHARED VOTING POWER
                                 6     35,216,121
                               ------- -----------------------------------------
EACH                                   SOLE DISPOSITIVE POWER
REPORTING                        7     0
                               ------- -----------------------------------------
PERSON WITH                            SHARED DISPOSITIVE POWER
                                 8     36,845,349
---- ---------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,845,349
---- ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                        |_|
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.6%
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC, IA
---- ---------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               ARM Holdings Plc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is 110 Fulbourn Road, Cambridge, CB1 9NJ, United Kingdom.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DeAMG") and Deutsche Asset Management Limited ("DeAML" and together with DBAG and DeAMG, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DeAMG is One Appold Street, London EC2A 2UU, United Kingdom.

               The principal place of business of DeAML is One Appold Street, London EC2A 2UU, United Kingdom.

Item 2(c).     Citizenship:

               The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is ordinary shares (the "Ordinary Shares"), which also includes securities held in the form of American Depository Receipts.

Item 2(e).     CUSIP Number:

               The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3.        If   this statement is filed pursuant to Rules 13d-1(b), or
               13d-2(b) or (c), check whether the person filing is a:

               (a) |_| Broker or dealer registered under section 15 of the Act;

               (b) |_| Bank as defined in section 3(a)(6) of the Act;

               (c) |_| Insurance Company as defined in section 3(a)(19) of the
                       Act;

               (d) |_| Investment Company registered under section 8 of the
                       Investment Company Act of 1940;

               (e) |_| An investment adviser in accordance with Rule 13d-1
                       (b)(1)(ii)(E);

               (f) |_| An employee benefit plan, or endowment fund in
                       accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance
                       with Rule 13d-1 (b)(1)(ii)(G);

               (h) |_| A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.        Ownership.

               (a) Amount beneficially owned:

                           Each of the Reporting Persons owns the amount of the
                  Ordinary Shares as set forth on the applicable cover page.

               (b) Percent of class:

                           Each of the Reporting Persons owns the percentage of
                  the Ordinary Shares as set forth on the applicable cover page.

               (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                   Each of the Reporting Persons has the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                   (ii) shared power to vote or to direct the vote:

                   Each of the Reporting Persons has the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                   (iii) sole power to dispose or to direct the disposition of:

                   Each of the Reporting Persons has the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                   (iv) shared power to dispose or to direct the disposition of:

                   Each of the Reporting Persons has the shared power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               The following are subsidiaries of DBAG and/or DeAMG which acquired Ordinary Shares included in the figures on the cover pages: Morgan Grenfell & Co. Limited, London, Deutsche Asset Management Limited, Deutsche Asset Management (International) Limited, Deutsche Asset Management Investment Services Limited, Deutsche Asset Management Life & Pensions Limited, Deutsche Investment Trust Managers Limited, Nissay Deutsche Asset Management Europe, DWS Investment GmbH, Deutsche Vermogensbildungsgesellschaft mbH, DWS (Austria),Vienna, DWS Investment S.A., Luxemburg, Deutsche Trust Bank Limited, DB (Suisse) S.A., Geneva, Db Vita S.p.A., Deutsche Bank International Ltd., Deutsche International Pacific (Cayman), Jersey, and Deutsche International Oceanic Limited.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002



                                                    DEUTSCHE BANK AG



                                                    By: /s/ Jeffrey A. Ruiz
                                                        ------------------------
                                                        Name:   Jeffrey A. Ruiz
                                                        Title:  Vice President



                                                    By: /s/ Margaret M. Adams
                                                        ------------------------
                                                        Name:  Margaret M. Adams
                                                        Title: Director

                                                                       EXHIBIT 1


               Consent of Deutsche Asset Management Group Limited


               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                                    DEUTSCHE ASSET MANAGEMENT
                                                      GROUP LIMITED



                                                    By: /s/ Stephen Crosby
                                                        ------------------------
                                                        Name:   Stephen Crosby
                                                        Title:  Global Head of
                                                                Risk Management

                                                                       EXHIBIT 2


                  Consent of Deutsche Asset Management Limited

               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                                    DEUTSCHE ASSET MANAGEMENT
                                                      LIMITED



                                                    By: /s/ Stephen Crosby
                                                        ------------------------
                                                        Name:  Stephen Crosby
                                                        Title: Global Head of
                                                               Risk Management